AMENDMENT 1997-1
           TO THE INTERNATIONAL RECTIFIER CORPORATION
                     RETIREMENT SAVINGS PLAN


          WHEREAS, International Rectifier Corporation (this
"Corporation") maintains the International Rectifier Corporation
Retirement Savings Plan (the "Plan");

          WHEREAS, the Internal Revenue Service has requested that certain Plan amendments, as set forth herein, be adopted in connection with the issuance of a favorable determination letter for the Plan;

          WHEREAS, this Board of Directors deems it to be necessary and advisable, and in the best interests of this Corporations's stockholders, that the Plan be amended as set forth herein; and

          WHEREAS, this Board of Directors has the right to amend the Plan pursuant to Section 8.1 thereof;

          NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective January 1, 1997, as follows:

          1. The third paragraph of the introduction to the Plan, which begins "It is also intended that this Plan constitute an accident and health plan . . .", is deleted in its entirety.

          2.   The definition of "Eligible Employee" in Section
1.2 of the Plan is amended to read as follows:

          "'Eligible Employee' shall mean any Employee of the Company; except that there shall be excluded (i) all leased employees (as such term is used for purposes of the definition of Employee in this Section 1.2), (ii) those Employees covered by a collective bargaining agreement between the Company and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless the Employee is a member of a group of employees to whom this Plan has been extended by such a collective bargaining agreement, and (iii) Employees who are nonresident aliens and receive no United
          States source income."

          3. The definition of "Employee" in Section 1.2 of the Plan is amended to read as follows:

          "'Employee' shall mean every person employed by the Company, or a Related Company, including any leased employee and any other individual required to be treated as employed by the Company or a Related Company under
          Section 414(o) of the Code. For purposes of the foregoing sentence, 'leased employee' shall mean any person who is not an employee of the Company or a Related Company and who provides services to the Company or a Related
          Company if (i) such services are provided pursuant to an agreement between the Company or a Related Company and any other person,
          (ii) such person has performed such services for the Company or a Related Company (or related persons) on a substantially full-time basis for a period of at least 1 year, and
          (iii) such services are performed under
          primary direction or control by the Company or a Related Company; interpreted consistently with Section 414(n) of the Code.
          Notwithstanding the foregoing, 'Employee' shall not include any leased employee if (i) such leased employee is covered by a money purchase pension plan maintained by the leasing organization which provides for (1) a nonintegrated employer contribution rate for each participant of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, 402(a)(8), 402(h) or 403(b) of the Code, (2)
          immediate participation, and (3) full and immediate vesting, and (ii) leased employees do not constitute 20 percent of the non-highly compensated workforce of the Company and Related Companies; interpreted consistently with Section 414(n) of the Code."

          4.   The definition of "Defined Benefit Plan" in
Section A.1 of Appendix A to the Plan is amended by replacing
"414(j)" with "415(k)(1)" therein.

          5.   The definition of "Defined Contribution Plan" in
Section A.1 of Appendix A to the Plan is amended by replacing
"414(i)" with "415(k)(1)" therein.

          IN WITNESS WHEREOF, this Board of Directors has caused this Amendment 1997-1 to be executed on its behalf by the undersigned duly authorized officer of the Corporation on this 24th day of November, 1997.


                         INTERNATIONAL RECTIFIER CORPORATION


                         By:  /s/ Michael P. McGee

                              -----------------------
                         Print Name: Michael P. McGee